EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Robert Dimond Equity Incentive Plan and the Samuel M. Martin III Equity Incentive Plan of Wild Oats Market, Inc., of our reports dated February 28, 2006, with respect to the consolidated financial statements of Wild Oats Market, Inc., Wild Oats Market, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Wild Oats Market, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Denver, Colorado
April 19, 2006